Exhibit 2.1

Note:  Schedules and exhibits to the PST Purchase Agreement are omitted from this Exhibit 2.1.  The following  schedules and exhibits have been omitted: Appendix A (Accredited Investor definition), Exhibit A (Second Amended and Restatement of Quotaholders’ Agreement), Exhibit B (Form of Investors’ Rights Agreement) and Schedule 4.5, 4.6, 4.7, 4.8, 4.9(a), 4.10(a), 4.10(b), 4.11, 4.12(a), 4.12(b), 4.12(c), 4.12(d), 4.12(e), 4.12(f), 4.13, 4.15, 4.16, 4.18(a), 4.19, 7.2, 7.7, and 11.2.  The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

AGREEMENT FOR THE PURCHASE AND SALE OF SHARES
OF PST ELETRÔNICA S.A.

The parties to this Agreement for the Purchase and Sale of Shares of PST Eletrônica S.A. (the “Agreement”), are as follows:

(1)           MARCOS FERRETTI (“Ferretti”), Brazilian citizen, married, electrical engineer, with office at Rua José Alexandrino Palazzo, 481, in the City of Campinas, State of São Paulo, holder of Identity Card RG No. xxxx, Individual Taxpayers’ Registration (CPF/MF) No. xxxx; and

(2)           ADRIANA CAMPOS DE CERQUEIRA LEITE (“Adriana Leite”), Brazilian citizen, divorced, psychologist, holder of the Identity Card RG No. xxxx, Individual Taxpayer Registration (CPF/MF) No. xxxx, resident and domiciled in the City of Campinas, State of São Paulo, at Alameda Bauinias, No. 350, Condomínio Chácaras Alto de Nova Campinas. (Ferretti and Adriana Leite are each a “Seller” and are collectively, the “Sellers”); and

(3)           ALPHABET DO BRASIL LTDA., a limited business company, with head office at Estrada da Telebrás-Unicamp Km 0,9, w/n, suite 1, Cidade Universitária, CEP 13081-970, in the City of Campinas, State of São Paulo, National Enrollment of Legal Entities (CNPJ/MF) No. xxxx, with its Articles of Association recorded with the Commercial Registry of the State of São Paulo, under No. NIRE xxxx, on October 29, 1997, and subsequent amendments, represented herein by its administrator, Coarací Nogueira do Vale, Brazilian citizen, married, lawyer, resident and domiciled in the City and State of São Paulo, with offices at Avenida Paulista, 810, 3rd floor, holder of Identity Card RG No. xxxx, Individual Taxpayers’ Registration (CPF/MF) No. xxxx, (“Alphabet Brazil”); and

(4)           STONERIDGE, INC., an Ohio corporation, with its corporate office at 9400 East Market Street, Warren, Ohio 44484, U.S.A. represented herein by its administrator, Coaraci Nogueira do Vale, qualified above (“Stoneridge”), together with Alphabet Brazil (the “Buyers”); and

(5)           PST ELETRÔNICA S.A., a Brazilian sociedade anônima (a joint stock company), with head office at the City of Manaus, State of Amazonas, at Avenida Açaí, 2045, Plot 2.2, Distrito Industrial, Federal Taxpayers’ Registration No. xxxx, with its by laws recorded with the Commercial Registry of the State of Amazonas, under NIRE xxxx on August 27, 1993, and subsequent amendments (the “Company”); and

(6)           SERGIO DE CERQUEIRA LEITE (“Leite”), Brazilian citizen, divorced, businessman, resident and domiciled at at Alameda Bauinias, No. 350, Condomínio Chácaras Alto de Nova Campinas, in the city of Campinas, State of São Paulo, holder of Identity Card RG No. xxxx, Individual Taxpayers’ Registration (CPF/MF) No. xxxx.

WHEREAS, Ferretti is the owner of an aggregate of 3,750,000 (three million seven hundred fifty thousand) shares of capital of the Company.

WHEREAS, Ferretti wishes to sell to the Buyers 3,600,000 (three million six-hundred thousand) of his shares of capital of the Company (the “Ferretti Shares”).

WHEREAS, Adriana Leite is the owner of an aggregate of 7,500,000 (seven million five hundred thousand) shares of capital of the Company.

WHEREAS, Adriana Leite wishes to sell to the Buyers 7,200,000 (seven million two hundred thousand) of her shares of capital of the Company (the “Adriana Leite Shares”).  The Ferretti Shares and the Adriana Leite Shares are collectively referred to as the “Purchased Shares”;

WHEREAS, the Sellers wish to sell to the Buyers, and the Buyers wish to purchase from the Sellers, their respective Purchased Shares pursuant to the terms and subject to the conditions set forth herein.

Accordingly, subject to the terms and conditions contained in this Agreement, the Sellers, the Buyers and the Company agree as follows:

1.           Purchase and Sale of Shares.  Upon the terms and subject to the conditions set forth herein, at the Closing, the Sellers shall sell, assign and transfer to the Buyers (50% of the Purchased Shares to Alphabet Brazil and 50% of the Purchased Shares to Stoneridge), and the Buyers shall purchase from the Sellers, the Purchased Shares, free and clear of all liens, pledges, encumbrances, options, rights of first refusal and all claims, whether judicial or not, of every kind whatsoever.

2.           Total Consideration.

2.1           Payment of Total Consideration.  As full consideration for the Purchased Shares, the Buyers have agreed to pay at the Closing to the Sellers or to their Permitted Nominees an aggregate consideration (the “Total Consideration”) of (i) US$ 29,668,961.23 (twenty-nine million six hundred sixty-eight thousand nine hundred sixty-one dollars and twenty three cents in US Dollars) in cash (the “Cash Consideration”) and (ii) 1,940,413 shares (the “Acquired SRI Shares”) of Stoneridge’s common shares, without par value (“SRI Common Shares”).

The payment of the Total Consideration shall be made as follows:

(a)  an amount in Reais equivalent to US$ 19,779,302.39 (nineteen million seven hundred seventy-nine thousand three hundred two dollars and thirty-nine cent in US Dollars) (equal to two-thirds of the Cash Consideration) as converted by the best exchange rate at the Closing Date identified by the broker mutually agreed by Buyers and Sellers to be transferred to Adriana Leite’s bank account as indicated by her prior to the Closing Date;

(b)  1,293,609 SRI Common Shares (equal to two-thirds of the Acquired SRI Shares) to Adriana Leite or, upon her written instruction, to her Permitted Nominee;

(c)  an amount in Reais equivalent to US$ 9,889,658.84 (nine million eight hundred eighty-nine thousand six hundred fifty-eight dollars and eighty four cents in US Dollars) (equal to one-third of the Cash Consideration) as converted by the best exchange rate at the Closing Date identified by the broker mutually agreed by Buyers and Sellers to be transferred to Ferretti’s bank account as indicated by him prior to the Closing Date; and

(d)  646,804 SRI Common Shares (equal to one-third of the Acquired SRI Shares) to Ferretti or, upon his written instruction, to his Permitted Nominee.

For purposes of this Agreement, the term “Permitted Nominee” shall mean any company which is directly or indirectly wholly-owned by one or more individuals who are either (i) a Seller or (ii) a member of such Seller’s immediate family, and over which such Seller exercises control.  If either Adriana Leite or Ferretti elects to have any of the Acquired SRI Shares delivered to a Permitted Nominee it shall be a condition of Closing that the Permitted Nominee executes and delivers to the Buyers a certificate containing representations and warranties substantially the same as the representations and warranties set forth in Section 5.  In that certificate the Permitted Nominee shall agree to indemnify the Buyers for any breach of any representation or warranty given in the certificate by the Permitted Nominee.

3.           Time and Place of Closing.  The closing of the Purchased Shares (the “Closing”) will take place at the offices of the Company promptly following after all of the conditions in Sections 8 and Section 9 of this Agreement have been satisfied (or waived by the appropriate party in writing), or at such other time and place as the parties may agree in writing, but no later than sixty (60) days after the date hereof (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”); provided, however, if requested by a party, the Closing may be bifurcated and occur with respect to the Ferretti Shares on one date and with respect to the Adriana Leite Shares on a different date.

3.1.           Closing Deliveries.  All deliveries, payments and other transactions and documents relating to the Closing (i) shall be independent and shall not be effective unless and until all are effective (except to the extent that the party entitled to the benefit has waived in writing satisfaction or performance as a condition precedent to the Closing), and (ii) shall be deemed to be consummated simultaneously.

3.2.           Actions of the Sellers at Closing.  At the Closing, the Sellers shall deliver to the Buyers the instruments, certificates, agreements and documents, duly executed by the Sellers, or the affiliates of the Sellers, in each case, as applicable, described in and provided by Section 8.

3.3.           Actions of the Buyers at Closing.  At the Closing, the Buyers shall deliver to the Sellers the following:

(a)
The Total Consideration, payable as provided in Section 2.1, including certificates (or as applicable, receipts from Stoneridge’s transfer agent) evidencing the issuance of the Acquired SRI Shares, free and clear of any lien, pledge, encumbrance, charge, security interest, option, right of first refusal or adverse claim of any kind, and registered in the name of the relevant Seller or Seller’s Permitted Nominee in accordance with Section 2.1; and

(b)	The instruments, certificates, agreements and documents, duly executed by the Buyers, described in and provided by Section 9; and

4.           Representations and Warranties of the Sellers.  The Sellers and Leite severally represent and warrant to the Buyers as follows; provided, however, that the representations and warranties by Ferretti in this Section 4 shall be deemed to be made as of November 18, 2010 unless Ferretti knows that any representation and warranty is inaccurate as of the date hereof, in which case such representation and warranty shall be deemed to be made as of the date hereof:

4.1           Authority.  The Company (a) is a sociedade anônima (a joint stock company), duly organized, validly existing, and in good standing under the laws of Brazil, (b) has the full corporate powers and authority to own or hold under lease or similar agreement the properties and assets which it now owns or holds under such lease or agreement, and to carry on its business as it is now being conducted, and (c) has obtained or has requested the obtainment or renewal of all the material required authorizations, licenses and permits from any relevant nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department board, commission or instrumentality of Brazil, the United States, any State of the United States or Brazil or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization (“Regulatory Authority”) for carrying on its business as it is currently conducted (“Permits”), and the undertaking of such business does not violate, in all material respects, any local, state, federal, or foreign code, law, ordinance, regulation, order, decree, licensing requirement, rule or statute applicable to a Person or its assets, Liabilities or business, including those promulgated or enforced by any Regulatory Authority (“Law”).

4.2           No Conflicts.  The execution of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (a) result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit, including fiscal benefits, under, any Company Contract (as defined below) or any other written contract, agreement, commitment, instrument or obligation (“Contract”) to which the Company may be bound, or (b) violate any Law, in all material respects.  Except as contemplated in this Agreement, no third party consent or approval, authorization, license, permit or other action by, or filing with, any Regulatory Authority, is required, with respect to the actions of the Sellers in connection with the execution and delivery by the Sellers of any Transaction Document or in order for the Sellers to consummate the transactions contemplated hereby, except where the absence of such consent or approval would not adversely affect the consummation of the transactions contemplated by this Agreement.

4.3           Capitalization; Subsidiaries.  The total capital of the Company consists solely of 45,000,000 (forty-five million) shares of the unitary value of at no par value, in book entry form, and are fully paid in, all of which are evidenced in the organizational documents.  Except for (a) certain preference rights to purchase as set forth in Section 2.3 of the Amended Quotaholders’ Agreement, which will be waived on or before the Closing Date by the parties thereto, and (b) the pledge existing on the Company’s shares held by Stoneridge, pursuant to the Pledge and Security Agreement dated October 4, 2010 by and among Stoneridge and the bank parties related to Stoneridge’s Credit Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights or other agreements or commitments relating to the issuance, transfer, purchase or sale of any shares, voting securities or securities (including debt obligations) convertible into or exchangeable for shares of capital or voting securities (or any such convertible or exchangeable securities) of the Company, or obligations to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment.  The Sellers are the lawful owners of the Purchased Shares, which represent with clear and unencumbered title thereto, free and clear of all liens, pledges, encumbrances, options, rights of first refusal and other claims of any kind, and have full right, power and authority required by Law to sell, assign and transfer Purchased Shares to the Buyers.  The sale, assignment and transfer of the Purchased Shares to the Buyers pursuant to this Agreement will transfer to and vest in Buyers clear and unencumbered title thereto, free and clear of all liens, pledges encumbrances, options, rights of first refusal and other claims of any kind, other than certain preference rights to purchase as set forth in the Amended Quotaholders Agreement, which will be waived on or before the Closing Date by the parties thereto.  Except for the Company’s controlling interest in PST Industrial Ltda., the Company is not, directly or indirectly, the record or beneficial owner of any shares of capital stock or other equity interests of any corporation, company, partnership or other entity.

4.4           Financial Statements.  The Sellers have previously provided the Buyers with true, correct and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2008, December 31, 2009 and December 31, 2010 and the related consolidated statements of income, changes in stockholder’s equity and statements of cash flow for the years then ended (collectively, the “Audited Financials”) and the unaudited consolidated balance sheet of the Company as of September 30, 2011, for the 3 months ended September 30, 2011 (the “Interim Balance Sheet” and “Interim Balance Sheet Date”) and the related consolidated statements of income, changes in stockholder’s equity and statements of cash flow for the years then ended (collectively the “Interim Financials”) and, together with the Audited Financials, the “Financial Statements”).  The Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America consistently applied, except as may be indicated in the notes thereto. To the Sellers’ knowledge, the Financial Statements fairly present the results of operations, financial condition changes in equity and cash flows of the Company for the periods and at the dates presented.  To the Sellers’ knowledge, there are and have been no significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data in any material respect.

4.5           No Undisclosed Liabilities.  The Company has no direct or indirect, primary or secondary, liability, Indebtedness (as defined below), obligation, penalty, cost or expense, claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise of any nature (“Liability”), other than Liabilities reflected on the Interim Balance Sheet or Liabilities incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date.  Except as set forth on Schedule 4.5, the Company has no outstanding indebtedness for borrowed money or any obligation represented by bonds, notes or other securities (including outstanding principal, accrued interest, penalties, premiums and related fees and expenses), any obligation related to capital leases, any obligation for deferred purchase price and “earn out” payments with respect to assets, securities or services (other than trade accounts arising in the ordinary course) and guarantees of the foregoing (“Indebtedness”).

4.6           Contracts and Commitments.

(a)           Schedule 4.6 (a) sets forth a true, complete and correct list of each of the following Contracts of or relating to the Company (collectively, the “Company Contracts”):

(i)           Any employment agreements for the Company’s employees with the 5 (five) highest salaries;

(ii)           The forms of each of the following agreements: any dealer agreement, distribution agreement, reseller agreement or franchise agreement;

(iii)           Any Contract, the value of which is in excess of Two Hundred Fifty Thousand Dollars (US$250,000), relating to the purchase, license or lease of supplies, equipment, assets, property or products from, or the performance of services by, a third party involving payment to such third party in an amount in Reais equivalent to or in excess of Two Hundred Fifty Thousand Dollars (US$250,000);

(iv)           Any Contract relating to the sale, license or lease of supplies, products, assets or property, or the performance of services, by the Company or its Subsidiaries, involving payment to the Company in an amount in Reais equivalent to or in excess of Two Hundred Fifty Thousand Dollars (US$250,000);

(v)           Any loan agreements, credit agreements, promissory notes, indentures, security agreements, guarantees, swap agreements or other Contracts relating to the incurrence, existence or guarantee of any Indebtedness or the making of any loans;

(vi)           Any Contract or license relating to any Intellectual Property (as defined in Section 4.18), or any ideas, technical assistance or other know-how of or used by the Company (other than “off the shelf” shrink-wrap software licenses);

(vii)           Any Contracts relating to capital expenditures involving payment by the Company or its Subsidiaries in an amount in Reais equivalent to or in excess of Two Hundred Fifty Thousand Dollars (US$250,000), individually or in the aggregate that were not part of the 2011 budget of the Company;

(viii)           Any Contracts relating to the grant of a Lien (as defined in Section 4.7) on any assets;

(ix)           Any Contracts relating to any joint venture or partnership or other Contract providing for the sharing of revenues, expenses or profits;

(x)           Any Contract restricting or limiting the freedom of the Company, its Subsidiaries or any of their officers or employees to compete or participate in any manner, business or territory;

(xi)           Any shareholders agreement, voting agreements, investor rights agreement, buy-sell agreement, registration rights agreement, co-sale agreement, right of first refusal agreement preemptive right or other Contract governing or relating to Company Shares or other shares of capital stock or equity interests in the Company, or the voting, transfer, registration, issuance, grant, exercise, award, purchase or redemption thereof or options, warrants, convertible securities or other rights with respect thereto; or

(xii)           Any Contract that is with or involves any Seller or other Related Person.

(b)           The Sellers have delivered to the Buyers true, correct and complete copies of each of the Company Contracts and such others as have been requested by the Buyers.  To the Sellers’ knowledge, the Company Contracts are valid and in full force and effect and are enforceable by or against the Company (as applicable) in accordance with their terms except as may be limited by bankruptcy, insolvency, or other Laws affecting creditors’ rights generally, or as may be modified by a court of equity, and there is not (i) any existing or claimed default or breach by the Company or event that, with the notice or lapse of time or both, would constitute a material default or breach by the Company or (ii)  any existing or claimed default or breach by any other party or event which, with notice or lapse of time or both, would constitute a material default or breach by any such party.  There is no actual or, to the knowledge of the Sellers, threatened, termination, cancellation or limitation of the Company Contracts.  To the knowledge of the Sellers, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to any of the Company Contracts.  None of the Company Contracts requires consent to the transactions contemplated by any Transaction Document, except as set forth on Schedule 4.6. and where the absence of any such consent would not cause a material adverse effect on the Company’s financial condition, rights, assets, properties, Liabilities, business, prospects or operations.

4.7           Absence of Changes or Events.  Since December 31, 2010, the Company has conducted its businesses, in all material respects, only in the ordinary course, consistent with past practice, and, except as set forth throughout the schedules hereto or on Schedule 4.7 the Company has not:

(a) Suffered any event or condition that has had, or is reasonably likely to have, a material adverse effect on its financial condition, rights, assets, properties, Liabilities, business, prospects or operations, or the ability of the Company or the Sellers to perform any of their respective obligations under this Agreement or the other Transaction Documents (as defined in Section 9.3) to be executed and delivered by the Company or the Sellers;

(b) Sold, disposed of or otherwise transferred any of its rights, properties or assets, or suffered any material damage, casualty or loss of any assets, other than in the ordinary course of business consistent with past practice (other than such items that are included in the Company’s 2011 budget);

(c) Terminated or amended any material Contract, material licenses and other material rights, permits and authorizations (“Permits”) or other instrument to which the Company is a party or suffered any material loss or termination, or, to the knowledge of the Sellers, threatened loss or termination of any existing material Contract or other business arrangement;

(d) Entered into any Contract, commitment or transaction involving an aggregate amount payable to or by the Company in excess of One Hundred Thousand Dollars (US$100,000);

(e) Unless previously approved by the Directors of the Company, made or committed to make capital expenditures in excess of Two Hundred Fifty Thousand (US$250,000) individually or in the aggregate;

(f) Subjected any of its assets, to any conditional sale agreement, restrictive covenant, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, right of way, security interest, title retention or other security arrangement (“Lien”).

(g) Increased any salaries, wages or benefits or made any arrangement or entered into any Contract for the payment of any bonus, special compensation or severance to any employee, consultant or independent contractor of the Company, or adopted, modified or terminated any employee benefit plan, other than in the ordinary course of business;

(h) Hired, committed to hire or terminated any employee, consultant or independent contractor, or received notice that any employee, consultant or independent contractor has resigned or threatened or intends to resign, other than in the ordinary course of business;

(i) Incurred, assumed or guaranteed any material indebtedness;

(j) Purchased, acquired or leased any real property;

(k) Purchased, acquired or leased any other material assets or properties, tangible or intangible, except in the ordinary course of business consistent with past practice;

(l) Made any material change in policies or practices relating to pricing for goods or services, selling practices, discounts or other terms of sale, except in the ordinary course of business consistent with past practice;

(m) Delayed or postponed the payment of trade payables, accounts payable, payroll, wages, benefits, Taxes and other obligations, or accelerated the collection or payment of accounts receivable, except in the ordinary course of business consistent with past practice;

(n) Instituted, settled or become party to any Action (as defined in Section 4.8);

(o) Amended any of its organizational documents; other than as contemplated in Exhibit A.

(p) Issued, granted or sold any shares of capital or other equity ownership interests, nor any securities convertible into or exchangeable or exercisable for shares of capital or equity ownership interests;

(q) Formed or created any corporation, limited liability company, limited partnership, general partnership or other entity with respect to which fifty percent (50%) or more of the outstanding equity or voting interests or voting power is held by the Company directly or indirectly through one or more subsidiaries, partnership or joint venture, or acquired any Person or division thereof (by merger, consolidation, combination or acquisition of equity interests or assets) (“Subsidiaries”); or

(r) Agreed, whether in writing or otherwise, to take any action described in this Section 4.7.

4.8           Absence of Claims.  Except as set forth on Schedule 4.8, there is no (i) lawsuit, arbitration, hearing, proceeding, audit examination, deficiency assessment or other administrative or judicial proceeding, or investigations with respect to which written notice has been provided to the party being investigated by or before any Regulatory Authority, arbitrator or arbitral panel (“Action”) pending or, to the knowledge of the Sellers, threatened against the Company, that, individually, has a potential for creating a liability for the Company greater than or equal to US$100,000 (one hundred thousand dollars); or (ii) judgments against or consent decrees binding on the Company or any Seller.  There are no Actions pending or, to the knowledge of the Sellers, threatened against the Company or any Seller that question the legality of the Transaction Documents and the transactions contemplated therein, is reasonably expected to materially impair the ability of the Company to perform its obligations thereunder, or challenge or seek to prevent, delay, or restrain the consummation of any of the transactions contemplated thereby.

4.9.           Property.

(a)           The Company has good and valid title to all of its personal property, free and clear of all Liens.  All property of the Company is included in the Interim Balance Sheet.

(b)           The Company’s tangible assets are in good operating condition and repair, ordinary wear and tear excepted.  The Company’s assets include all rights, properties, assets and interests in properties and assets necessary and sufficient for the conduct of the business as presently conducted.

(c)           The Company is not a party to, nor subject to any Contract, obligation or commitment to, purchase or acquire any real property.  The Company does not own any right, title or interest in any real property other than as set forth in the Interim Financials or described on Schedule 4.9(c).  There exist no Liens affecting the Company’s real property created by, through or under the Company or the Sellers (or, to the knowledge of the Sellers, any other Person) that, upon or after the Closing, would or would reasonably be expected to interfere with the operation of the business as currently conducted.

4.10           Employment and Labor Matters.

(a)           Schedule 4.10(a) sets forth a true, correct and complete list of the 10 (ten) most highly compensated employees and all of the material independent contractors of the Company, together with each such Person’s (as applicable) (i) job title, (ii) salary or wage rates, (iii) remuneration, as it relates to independent contractors, (iv) bonus and benefit information, (v) accrued paid-time-off and period of service as of the date hereof, and (vi) indication of whether such Persons are part-time, full-time, employee, independent contractor or on a leave of absence and the type of leave.  Except as described on Schedule 4.10(a), there are no material independent contractor agreements, severance agreements, change of control agreements, non-competition agreements or similar agreements between any of such employees and the Company.  Except as described on Schedule 4.10(a), the Company has not paid or promised to pay any bonuses, commissions or incentives to any employee or independent contractor.  No Person employed or engaged by the Company in a key management position has provided notice to the Company or the Sellers, oral or written, of any plan to terminate such Person’s employment or engagement.

(b)           There are no pending or, to the knowledge of the Sellers, threatened strikes, slowdowns, picketing, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes, involving the Company or its employees.  Other than as set forth on Schedule 4.10(b), and to the knowledge of the Sellers, none of the employees of the Company are represented by any labor union or organization, no demand has been made for recognition by a labor organization by or with respect to any employees of the Company and no union organizing activities by or with respect to any employees of the Company is taking place.  No collective bargaining agreement with the Company exists or is currently being negotiated by the Company, and there are no pending or, to the knowledge of the Sellers, threatened Actions alleging violations of any collective bargaining agreement. There is no pending or, to the knowledge of the Sellers, threatened unfair labor practice charge or claim against the Company or the Sellers before the any Regulatory Authority.  The Company has not entered into and is not in the process of negotiating any neutrality agreement or agreement with similar effect with any labor organization. Other than as set forth on Schedule 4.10(b), the Company is not bound by any Regulatory Authority relating to collective bargaining agreements, or attempts to organize a collective bargaining unit.

(c)           Except as described on Schedule 4.10(c), the Company is and at all times has been in compliance in all material respects with all applicable Laws and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, discrimination, civil rights, whistleblower statutes, workers’ compensation, the collection and payment of withholding taxes and any similar tax, or any other applicable Laws dealing with minimum wages, maximum hours or overtime for such employees. The Company and each of the Plans (as defined in Section 4.11) have properly classified individuals providing services to the Company as independent contractors or employees, as the case may be. Except as described on Schedule 4.10(c), there are and have been no material charges, audits, investigations, proceedings or complaints concerning the Company’s employment practices, including discrimination, safety, wage and hour claims, unemployment compensation claims, workers’ compensation claims or any other material claims arising from or relating to the employment of any of the Company’s employees or its relationship with any independent contractor, pending or, to the knowledge of the Sellers, threatened before any Regulatory Authority or court.

4.11           Employee Benefit Matters.  Schedule 4.11: sets forth a true and complete list of all Employee Benefit Plans (each a “Plan” and collectively, the “Plans”) that cover any present or former employee of the Company: (i) that are or ever were maintained, sponsored or contributed to by the Company or; (ii) with respect to which the Company is or ever was obligated to contribute or has any Liability or potential Liability, whether direct or indirect.  To the Sellers’ knowledge, there will be no change to the Plans as a result of the transaction contemplated herein and the Plans will remain in full force and effect after the completion of the transaction; (b) except as set forth on Schedule 4.11, with respect to each Plan: (i) all material required, declared or discretionary (in accordance with past practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of this date have been made or properly accrued on the financial statements; (ii) the Company has timely deposited all amounts withheld from employees for the FGTS (“Fundo de Garantia por Tempo de Serviço”), INSS (“Instituto Nacional de Seguridade Social”) or other material benefits into the appropriate trusts or accounts; (iii) the Plans do not obligate the Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or any other benefit; (iv) if the Plan is a group health plan, the Plan has been maintained in compliance with applicable Law and no Tax has been or is expected to be incurred; (v) the Sellers have provided to the Buyers true and complete copies of all material documents pursuant to which such Plans are maintained and administered, and if such Plans provide any post-retirement or post-employment health and life insurance, accident, or other benefit, an updated valuation of the present and future obligations under such Plans. The foregoing documents accurately reflect all material terms of such Plans and; (vi) the Company has no material Liabilities related to any Plan.

4.12           Taxes.

(a)           Except as provided for in Schedule 4.12(a) hereto, the Company has filed all material returns, reports, filings, declarations or statements relating to Taxes (as defined below) that are required to be filed, recorded, or deposited with any Regulatory Authority, including any attachment thereto or amendment thereof (“Tax Return”) within the time (taking into account valid extensions of time to file) and in the manner provided by Law.  True correct and complete material copies of the Company’s Tax Returns for all years will be provided to the Buyers in order for it to comply with its financial reporting obligations. “Tax” means any federal, state, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, transfer, payroll, franchise, severance, stamp, environmental, customs duties, withholding, social security, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the Federal Republic of Brazil, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto, and including any Liability for Taxes of another Person pursuant to a Contract, as a transferee or successor.  To the Sellers’ knowledge, all such Tax Returns were true, correct and complete, prepared in compliance with all material applicable Laws and accurately reflected the Tax Liabilities of the Company.  To the Sellers’ knowledge and except for Taxes being contested in good faith by the Company, all of which are described on Schedule 4.12(b) under the caption “Contested Taxes”, all Taxes, penalties, interest and any other statutory additions which have become due or payable by the Company, and any assessments received by the Company, have been timely paid in full. To the Sellers’ knowledge, there is no Tax or other Lien, or any basis therefore, encumbering any of the assets or other properties of the Company or the Purchased Shares that arose in connection with any failure (or alleged failure) to pay any Tax by the Company or the Sellers.

(b)           Except as set forth in Schedule 4.12(b), (i) there is no pending or, to the knowledge of the Sellers, proposed or threatened Action, relating to any material Tax Return filed by the Company or any material Tax for which the Company is or would reasonably be expected to be liable; (ii) there is no material dispute, deficiency or claim concerning any Tax Liability of the Company asserted, claimed or raised by any Regulatory Authority, and none of the Company nor any or Seller is contesting any material Tax Liability alleged to be owed by the Company; (iii) the Company has received no notice that any Regulatory Authority has proposed, asserted or assessed (tentatively or otherwise) any adjustment that would reasonably be expected to result in an additional Tax for which the Company is or would reasonably be expected to be liable that has not been settled and paid; and (iv) the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)           Schedule 4.12(c) sets forth a true, correct and complete list of each jurisdiction in which the Company is presently required to file a Tax Return and the type of Tax Return filed.  To the Sellers’ knowledge, neither the Company, nor any Seller has received any notice from any Regulatory Authority in any jurisdiction where the Company does not file Tax Returns claiming or asserting that the Company is or may be subject to taxation by that jurisdiction or is required to file a Tax Return in or with such jurisdiction, and the Sellers have no reason to believe that the Company may be liable for sales or other Taxes in a jurisdiction in which it has not filed a Tax Return.

(d)           Except as set forth in Schedule 4.12(d), all Taxes required to be withheld by or on behalf of the Company in connection with amounts paid or owing to any employee, independent contractor, creditor or other party with respect to the business have been withheld, and such withheld taxes have either been duly and timely paid to the proper Regulatory Authorities or set aside in accounts for such purpose, and all forms required by the Brazilian tax legislation with respect to such withholding and payment have been properly completed and timely filed.

(e)           Except as set forth in Schedule 4.12(e), the Company (i) is not nor has been, a party to any Tax sharing, Tax indemnity, Tax allocation or similar Contracts with respect to Taxes, and (ii) does not have material Liability for the Taxes of any other Person, as a transferee or successor, by Contract or otherwise.

(f)           Except as set forth in Schedule 4.12(f), the Company has not executed or entered into with any Regulatory Authority (i) any Contract, waiver or other document extending or having the effect of extending or waiving the period for assessments or collection of any Taxes for which the Company would or could be liable or (ii) any predecessor provision thereof or any similar provision of state, local or foreign Tax Law that relates to the assets or operations of the Company, or (iii) any power of attorney with respect to any Tax matter which is currently in force.

4.13           Environmental Matters.  The operations, assets and properties of the Company have been and are in compliance in all material respects with all environmental Laws, which compliance includes the possession of all material Permits required under applicable environmental Laws.  To the Sellers’ knowledge, the Company and its agents and contractors have not treated, stored, managed, disposed of, transported, handled, released or used any material of environmental concern except in the ordinary course of business and in compliance with all Environmental Laws. Except as set forth in Schedule 4.13, there are no environmental Actions or other claims pending or, to the knowledge of the Sellers, threatened against the Company.  The Company has, or has requested the obtainment or renewal of, the necessary environmental licenses and other Permits of any nature required to operate its business as currently operated (the “Environmental Permits”) and is not in material violation of the terms and conditions of any such Permits, nor of any Brazilian environmental Law, (the “Environmental Law”); no notices have been received relating to the termination, cancellation or withdrawal of any such Environmental Licenses; and, the Company is not obliged to or is in the process of being obliged to, effect any material investment as a result of any Environmental Law for any reason. The Company is, and at all times has been in material compliance with all environmental, occupational health and safety Laws.

4.14           Related Party Transactions.  Except as recorded in the Financial Statements, none of the Sellers or any affiliate of any Seller, any shareholder, officer, director, employee or independent contractor of the Company or its Subsidiaries, or any affiliate thereof (i) is a party to or has any direct or indirect interest in any Contract, lease, loan or other business arrangement with the Company (other than Contracts that arise out of such Person’s employment by the Company) or is indebted or owes any amounts to the Company; or (ii) owns directly or indirectly any interest in any properties or assets used by the Company or in connection with the Company’s business.

4.15           Suppliers and Customers.  Schedule 4.15 sets forth a true, correct and complete list of the (i) ten (10) largest vendors and suppliers of the business and (ii) ten (10) largest customers of the Company, measured by Real amount of purchases and revenues, respectively, therefrom, during the fiscal year ended December 31, 2010.  Since December 31, 2010, none of such vendors, suppliers or customers has cancelled, terminated or not renewed or, to the knowledge of the Sellers, threatened or indicated intention to cancel, terminate or not renew, its relationship with the Company or has materially altered the terms thereof, or materially reduced its supply or purchase of products to or from the Company.

4.16           Products Liability; Warranties.  Except as set forth in Schedule 4.16, there is no pending or, to the knowledge of the Sellers, threatened Action relating to (i) any breach of any express or implied product warranty or (ii) any product alleged to have been distributed, delivered, installed or sold by the Company that was allegedly defective or improperly designed, manufactured, distributed, delivered, installed or sold.  Except as set forth in Schedule 4.16, to the knowledge of the Sellers, neither the Company nor any Seller has received any legal or extrajudicial notice of any Liability arising out of any injury to any Person or property as a result of the ownership, possession or use of any product distributed, delivered, installed or sold by the Company.  To the knowledge of the Sellers, each product distributed, delivered, installed or sold by the Company has been in conformity with all applicable contractual material commitments by the Company and all express and implied warranties by the Company, and the Company does not have any Liability (and to the knowledge of the Sellers, there is no basis for any proceeding against the Company giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith in excess of the warranty reserves set forth in the Interim Balance Sheet.  No product distributed, delivered, installed or sold by the Company is subject to any guaranty, warranty or other indemnity by the Company beyond the Company’s standard terms and conditions of sale.

4.17           Certain Payments.  None of the Sellers and, to the knowledge of the Sellers, none of the Company’s officers, agents or other Persons acting on behalf of the Company at the direction of the Company has, directly or indirectly, (i) made, paid or authorized any material contribution, gift, bribe, rebate, kickback, payoff, commission, bonus, finders fee, referral fee or other payment or inducement, in any form, to obtain or pay for favorable treatment in securing business, to obtain or pay for special concessions, or otherwise relating to the Company Contracts, orders or the Company’s business, (ii) established or maintained any unrecorded account or funds for such purposes; or (iii) received any material payment, gift (other than non-cash gifts having nominal value), or other consideration from any supplier, vendor, or customer relating to the Company’s business.  For purposes of this Section 4.17 only “material” shall mean any amount equal to or greater than the equivalent of $5,000 USD.

4.18           Intellectual Property.

(a)               Schedule 4.18(a) hereto sets forth a true, correct and complete list of all material (i) intellectual property, associated goodwill, related licenses and sublicenses (in each case, whether granted or obtained) and rights to protection of interests in intellectual property under the Brazilian Laws, including (each as defined below) (i) Trademarks; (ii) Copyrights, (iii) Patents, (iv) Domain Names, (v) Trade Secrets; (vi) Software; and (vii) copies and tangible embodiments of the foregoing (in whatever form or medium) (collectively, “Intellectual Property”) of the Company or in which the Company has any interest, (ii) Intellectual Property which the Company is licensed or authorized to use by others (the “Licensed Third Party IP”) and (iii) licenses or Contracts relating to Intellectual Property of the Company or the Licensed Third Party IP (“IP Licenses”).  Such Intellectual Property and rights granted under the IP Licenses are sufficient to conduct the business of the Company as currently conducted.   “Trademarks” means all trademarks, trade names, fictitious business names, service marks, certification marks, collective marks and other proprietary rights to words, names, slogans, symbols, logos, devices, sounds, other things or combination thereof used to identify, distinguish and indicate the source or origin of goods or services, and all registrations, renewals and applications for registration, equivalents and counterparts of the foregoing, and the goodwill associated with each of the foregoing. “Trade Secrets” means all inventions, discoveries, ideas, processes, designs, models, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know-how, proprietary information, customer lists, software code, technical information, data and databases, drawings and blueprints, and all other information and materials that would constitute a trade secret under applicable Law. “Copyright” means all copyrights, published and unpublished copyrightable works, mask work rights, rights in databases, data collections, software, websites, compilations, collective works and derivative works, copyright registrations and applications for copyright registration and equivalents and counterparts of any of the foregoing. “Domain Names” means all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations and applications for any of the foregoing. “Software” means any computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed.

(b)               To the Sellers’ knowledge, the Company is not in breach or default of any provision of any IP License, and no event has occurred that, with notice or lapse of time, would constitute a material breach or default by the Company of any provision of any IP License, or permit termination, modification or acceleration of any IP License. To the Sellers’ knowledge, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any of the rights of the Company in any of its Intellectual Property or rights under the IP Licenses.

(c)               The Company has not granted any license to or authorized use by any other Person, except for its subsidiaries or related parties, with respect to any Intellectual Property owned by the Company or in which the Company has any interest, and except for the Licensed Third Party IP, the Company has all right, title and interest in and to its Intellectual Property free and clear of any Liens, and there are no Contracts that restrict or limit the use thereof by the Company.  Except for the Licensed Third Party IP, all of the Intellectual Property of the Company has been devised, made, created or otherwise generated solely by employees, independent contractors, agents, representatives and consultants of the Company or obtained by the Company by valid, written assignment from a third party and all right, title and ownership in all such Intellectual Property has been vested in or fully assigned to the Company.  Except for Schedule 4.18 (c), the Sellers have not received any notice of claim that any such Intellectual Property and related rights have expired or are not valid or enforceable, and no such claim or controversy is pending or, to the Sellers’ knowledge, threatened. The Company has taken all reasonable steps appropriate to preserve the confidentiality of all of its Trade Secrets. To the Sellers’ knowledge, no third party has infringed or misappropriated any Intellectual Property of the Company.

(d)               To the Sellers’ knowledge, the Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any third parties, and none of the Sellers has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party.

4.19           Bank Accounts.  Set forth in Schedule 4.19 is a true, correct and complete list of (a) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box or joint accounts, lock boxes or safe deposit boxes, (b) the applicable account numbers thereof and the names under which such accounts or boxes are maintained, and (c) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company.

4.20           Brokers, Finders and Investment Bankers.  Except for Vergent Partners (“Vergent”) neither the Company, any Company employee nor the Sellers has employed or engaged any broker, finder or investment banker nor incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement and neither the Company nor the Buyers shall have any Liability for the fees or expenses of Vergent.

4.21           Suframa.  The Company has submitted to SUFRAMA (Superintendency of the Manaus Free Trade Zone) 5 (five) projects aiming at obtaining tax benefits a) from the Federal Government, comprising exemption of the IPI (Tax on Industrialized Products) on manufactured products, the exemption and/or reduction of the Importation Tax on capital goods and imported consumable items, b) from the State Government of Amazonas, comprising the partial or total restitution of the ICMS (Tax on the Circulation of Merchandise) and c) from SUDAM (Superintendency for the Development of the Amazon Area), comprising the exemption of the Corporate Income Tax and of the non-refundable additional charges, said projects being: 1) Project for the Implantation of manufacture of alarms, electrical locks and of the shift, sirens and automatic electrical system for glass closure, dated August, 1993; 2) Project for Expansion and Diversification, dated November, 1994; 3) Project for Diversification - Assembled Printed Circuit Board - PCI, dated January, 1995; 4) Project for Diversification - Audio Amplifier, dated February, 1996; 5) Project for Revalidation of Fiscal Incentives, dated July, 1996.  All projects were approved and the tax benefits are available for the Company and in full force, subject to the terms and conditions provided therein and in all applicable Laws.

5.           Representations and Warranties of Adriana Leite and Ferretti Regarding Acquired SRI Shares.  Each of Adriana Leite and Ferretti severally represent and warrant with respect to herself or himself, as applicable, and not with respect to the other Seller, to the Buyers, as follows:

5.1           Accredited Investor Status.

(a)           Certification.  The Seller certifies that he is an “accredited investor” because Seller (i) has an individual net worth or joint net worth with the Seller’s spouse in excess of US$1,000,000 or its financial equivalent (excluding the value of my primary residence), or (ii) has an individual income in excess of US$200,000 or its financial equivalent, or joint income with the Seller’s spouse in excess of US$300,000 or its financial equivalent, in each of the two most recent years, and the Seller reasonably expect to have an individual income in excess of US$200,000 or its financial equivalent, or joint income with the Seller’s spouse in excess of US$300,000 or its financial equivalent, in the current year.

(b)           The Seller has been advised that neither the Seller (nor the Seller’s Permitted Nominee, if any) may acquire the Acquired SRI Shares unless, and the Seller hereby represents that the Seller is (and any Permitted Nominee, if any, is), an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), because the Seller, and any Permitted Nominee, meet one or more of the “accredited investor” definitions set forth on Appendix A.

5.2           Review of Stoneridge’s Annual Report.  The Seller has received and carefully reviewed the Company’s annual report on Form 10-K for the year ended December 31, 2010 (the “10-K”), and have fully and completely examined and understand all of the same.

5.3           Risks Associated with Investment in Acquired SRI Shares.  The Seller has been advised and understand that investment in the Acquired SRI Shares involves significant risks, including the risks set forth in the 10-K under the heading “Risk Factors”, and the Seller confirms that (i) the Seller (or the Seller`s Permitted Nominee, if any) is able to bear the economic risk of this investment, to hold the Acquired SRI Shares for an indefinite period of time, and to afford a complete loss of the investment in Stoneridge, and (ii) the Seller’s (and the Seller’s Permitted Nominee, if any) financial condition is such that the Seller (and the Seller’s Permitted Nominee, if any) is not under any present necessity or constraint and do not foresee in the future any necessity or constraint to dispose of such Acquired SRI Shares to satisfy any existing or contemplated debt or undertaking.

5.4           Opportunity to Consult with Accounting, Tax, Legal and Other Professional Advisors.

(a)           The Seller and the Seller’s representatives (if any), including any professional tax and other advisors, have been given the opportunity to ask questions of, and to receive answers from Stoneridge, or a person or persons acting on its behalf, concerning the issuance of Acquired SRI Shares in exchange (together with cash) for the Purchased Shares; and the Seller and the Seller’s representatives and advisors have obtained all such information deemed necessary or appropriate in order to evaluate whether to acquire the Acquired SRI Shares.

(b)           The Seller has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of an investment in the Acquired SRI Shares.

(c)           The Seller is not relying on the Buyers or their legal counsel, or any of the Buyers’ agents or representatives with respect to any tax considerations relating to this investment.  With respect to tax considerations, the Seller has relied solely on the advice of the Seller’s own legal counsel, accountants or other financial advisors.

5.5           Investment Intent.  The Seller is acquiring the Acquired SRI Shares as a principal, in good faith, solely for my own account, for investment purposes only, and not with a view toward the distribution or resale thereof; provided, however, if Seller so elect before Closing to assign the Acquired SRI Shares to a Permitted Nominee, then such Permitted Nominee (and not the Seller) is acquiring the Acquired SRI Shares as a principal, in good faith, solely for its own account, for investment purposes only, and not with a view toward the distribution or resale thereof .

5.6           Restricted Securities. The Seller understand that the Acquired SRI Shares when issued will be “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act, and that the Seller may not sell or otherwise transfer the Acquired SRI Shares except as permitted under the Securities Act, and any applicable state securities laws.  Therefore, the Seller may be required to hold the Acquired SRI Shares for a period described in Rule 144 and any applicable state or foreign securities laws and until the Company and its transfer agent are satisfied that they may legally be sold or otherwise transferred without such registration. The Seller acknowledges that the Seller has received and reviewed a copy of Rule 144.

5.7           Private Placement.  The Seller is not acquiring the Acquired SRI Shares as a result of, or subsequent to, any advertisement, leaflet, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting whose attendees had been invited by any general solicitation or advertising.

5.8           No Endorsement by Any Governmental Authority.  The Seller understands and acknowledges that no Governmental Authority has made any recommendation or endorsement of the Acquired SRI Shares.

5.9           Residence.  The address set forth in the notice provisions of this Agreement below is the Seller’s true and correct address of residence.  The Seller is a bona fide resident and domiciliary of the country and state indicated in such address and the Seller has no present intention of becoming a resident of any other country, state or jurisdiction.  The Seller has not been solicited with respect to the issuance of the Acquired SRI Shares in any jurisdiction other than in the jurisdiction of my residence set forth herein, and the Seller has reached the age of majority in such jurisdiction.

5.10           Buyers’ Reliance or Representations and Warranties. All information, representations and warranties that the Seller has given or will give to the Buyers and their respective agents and representatives in connection with the acquisition of the Acquired SRI Shares (including without limitation all information, representations and warranties contained herein) are true, complete and correct.  The Seller understands that such information herein will be relied on by such persons for all purposes.  The Seller will notify the Buyers immediately of any material change in any such information occurring prior to the Closing.

6.           Representation and Warranties of Stoneridge and Alphabet Brazil.

6.1           Authority and Validity.

(a)           Stoneridge has the full power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to be executed and delivered by Stoneridge.  This Agreement and each of the other Transaction Documents to which Stoneridge is a party, have each been (or at the Closing will each be) duly authorized, executed and delivered by Stoneridge, and does not or will not at the Closing require any further authorization or consent of Stoneridge or its board of directors or shareholders.  This Agreement is, and each of the other Transaction Documents to be executed and delivered by Stoneridge is, or at the Closing will be, as applicable, the legal, valid and binding obligation of Stoneridge, enforceable against Stoneridge in accordance with its terms, except as may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally, or as may be modified by a court of equity.

(b)           Alphabet Brazil, which is a subsidiary of Stoneridge, has the full power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to be executed and delivered by Alphabet Brazil.  This Agreement and each of the other Transaction Documents to which Alphabet Brazil is a party, have each been (or at the Closing will each be) duly authorized, executed and delivered by Alphabet Brazil, and does not or will not at the Closing require any further authorization or consent of Alphabet Brazil or its board of directors or shareholders.  This Agreement is, and each of the other Transaction Documents to be executed and delivered by Alphabet Brazil is, or at the Closing will be, as applicable, the legal, valid and binding obligation of Alphabet Brazil, enforceable against Alphabet Brazil in accordance with its terms, except as may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally, or as may be modified by a court of equity.

6.2           Capitalization.  The authorization, issuance, sale/exchange and delivery of the Acquired SRI Shares have been duly authorized by all requisite action of Stoneridge’s Board of Directors.  Upon the issuance of the Acquired SRI Shares at the Closing, will be validly issued, fully paid, and non-assessable, free and clear of all Liens and with no restrictions on the voting rights thereof and other incidents of record and beneficial ownership pertaining thereto, in each case, other than pursuant to the Stoneridge organizational documents, the Transaction Documents and the restrictions on transfer set forth in the legends contained on the stock certificates representing the Acquired SRI Shares delivered to the Sellers at the Closing, which Common Shares may be in the form of electronic shares.

6.3           Organization and Good Standing.  Stoneridge and each of its subsidiaries (except Stoneridge-Pollak Limited) have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, rights, assets, management, financial position, shareholders’ equity or results of operations of Stoneridge and its subsidiaries taken as a whole.

6.4           No Violation or Default.  Neither Stoneridge nor any of its subsidiaries is (A) in violation of its charter or bylaws or similar organizational documents; (B) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any material indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Stoneridge or any of its subsidiaries is a party or by which Stoneridge or any of its subsidiaries is bound or to which any of the properties, rights or assets of Stoneridge or any of its subsidiaries is subject; or (C) in violation of any Law, except, in the case of clauses (B) and (C) above, for any such default or violation that would not, individually or in the aggregate, have a material adverse effect on the business, properties, rights, assets, management, financial position, shareholders’ equity or results of operations of Stoneridge and its subsidiaries taken as a whole.

6.5           No Conflicts.  The execution, delivery and performance by Stoneridge of this Agreement and the consummation of the transactions contemplated hereby, will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties, rights or assets of Stoneridge or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Stoneridge or any of its subsidiaries is a party or by which Stoneridge or any of its subsidiaries is bound or to which any of the properties, rights or assets of Stoneridge or any of its subsidiaries is subject, (B) result in any violation of the provisions of the charter or bylaws or similar organizational documents of Stoneridge or any of its subsidiaries or (C) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (A) and (C) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on the business, properties, rights, assets, management, financial position, shareholders’ equity, or results of operations of Stoneridge and its subsidiaries taken as a whole.

6.6           No Consents Required. Except for approval of the New York Stock Exchange, no consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by Stoneridge and Alphabet Brazil of this Agreement or the consummation of the transactions contemplated by this Agreement except for such approval the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect on the business, properties, rights, assets, management, financial position, shareholders’ equity, results of operations or prospects of Stoneridge and its subsidiaries taken as a whole.

6.7           Legal Proceedings.  Except as described Stoneridge’s filings with the U.S. Securities and Exchange Commission (the “SEC”), there are no legal, governmental or regulatory proceedings, actions, suits or, to Stoneridge’s knowledge, investigations pending to which Stoneridge or any of its subsidiaries is or may be a party or to which any property of Stoneridge or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to Stoneridge or any of its subsidiaries, could reasonably be expected to have a material adverse effect on the business, properties, rights, assets, management, financial position, shareholders’ equity or results of operations of Stoneridge and its subsidiaries taken as a whole; and no such investigations, actions, suits or proceedings are threatened or, to Stoneridge’s knowledge, contemplated by any governmental or regulatory authority or by others.

6.8           No Material Adverse Change.  Since the date of the most recent interim financial statements of Stoneridge (September 30, 2011), as included in Stoneridge’s Form 10-Q for the quarter end September 30, 2011 filed with the SEC (A) there has not been any change in the capital stock, short-term debt or long-term debt of Stoneridge or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by Stoneridge on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or materially affecting the business, properties, rights, assets, management, financial position, shareholders’ equity or results of operations of Stoneridge and its subsidiaries taken as a whole; (B) other than this Agreement and entering into supply agreements with customers in the ordinary course of business, neither Stoneridge nor any of its subsidiaries has entered into any transaction or agreement that is material to Stoneridge and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to Stoneridge and its subsidiaries taken as a whole; and (C) neither Stoneridge nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any Action of any court, arbitrator or Regulatory Authority, except, in each case, as otherwise disclosed in Stoneridge’s SEC filings.  Stoneridge further warrants that since January 1, 2009 it has timely filed all required SEC filings and that all such filings are complete and correct in all material respects.

6.9           No Integrated Offering.  Neither Stoneridge, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the issuance of the SRI Acquired Shares pursuant to this Agreement to be integrated with prior offerings by Stoneridge for purposes of the Securities Act in a manner that would prevent Stoneridge issuing the SRI Acquired Shares pursuant to an exempt private placement pursuant to Section 4(2) of the Securities Act, or the safe harbor of Regulation D (Rule 506) under the Securities Act, nor will Stoneridge or any of its affiliates or subsidiaries take any action or steps that would cause the issuance of the SRI Acquired Shares to be integrated with other offerings.  Stoneridge does not have any registration statement pending before the SEC or currently under the SEC’s review.

6.10           Listing and Maintenance Requirements.  Stoneridge’s Common Shares are registered pursuant to Section 12(b) of the Exchange Act, and Stoneridge has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act nor has Stoneridge received any notification that the SEC is contemplating terminating such registration.  Stoneridge has not, in the 12 months preceding the date hereof, received notice from the New York Stock Exchange, the exchange upon which the Stoneridge Common Shares are listed, to the effect that Stoneridge is not in compliance with the listing or maintenance requirements of the New York Stock Exchange.  Stoneridge is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such maintenance requirements.

7.           Covenants.

7.1           Protection for Purchased Shares.  The Sellers and the Company shall maintain the Buyers fully protected, therefore, free and unencumbered, of any Actions from any third party relative to the purchase of the Purchased Shares under this Agreement, undertaking, consequently, to take all possible actions, whether judicial or not, necessary for the protection of the rights of the Buyers.

7.2           Leite Non-competition and Non-solicitation Covenants.

(a)           Leite agrees and acknowledges that for a period of three (3) years after the Closing Date, he shall not, directly or indirectly, do or suffer any of the following:

(i)           Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity which is engaged in any business activity competitive (directly or indirectly) with the business of manufacture and sale of products that exist in the current business portfolio and/or products that are under current development by the Company and which relate to home and automotive security, automotive infotainment products and automotive tracking devices in the Geographic Region (as defined below); provided, however, that the ownership of not more than five (5%) percent of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant. For the avoidance of doubt, it is understood that (1) the word “automotive” means: the transportation market for the Cars, Commercial, Agricultural, Motorcycle, Off Highway, Construction and Material Handling markets; and (2) Schedule 7.2(a)(i) of this Agreement includes any and all types of products that fall into the definition of competitive business of the Company (“PST Business”).

(ii)           Without the prior written consent of the Company, on his own behalf or on behalf of any person or entity, directly or indirectly, hire or solicit the employment of any employee who has been employed by the Company or any entity controlling, controlled by or under common control with the Company (each an “Affiliate”) at any time during the six months immediately preceding such date of hiring or solicitation, other than for the benefit of the Company or its Affiliates;

(iii)           Use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company or its Affiliates except (i) while a statutory director of the Company in the business of and for the benefit of the Company or its Affiliates or (ii) when required to do so by Law or by any Regulatory Authority having jurisdiction over, or supervisory authority over Leite, the business of the Company or its Affiliates, or by any Regulatory Authority with jurisdiction to order Leite, the Company or its Affiliates to divulge, disclose or make accessible such information.  “Confidential Information” shall mean non-public information concerning the Company’s or its Affiliates’ financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, pricing data, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, developments, marketing plans and other non-public, proprietary and confidential information of the Company or its Affiliates, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company, or its Affiliates, as the case may be, to others not subject to confidentiality agreements; or

(iv)           Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, any Confidential Information relating to the Company’s operations, properties or otherwise to its particular business or other trade secrets of the Company, it being acknowledged by Leite that all such information regarding the business of the Company compiled or obtained by, or furnished to, Leite while Leite shall have been a statutory director of or associated with the Company is confidential information and the Company’s exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information (1) is clearly obtainable in the public domain, (2) becomes obtainable in the public domain, except by reason of the breach by Leite of the terms hereof, or (3) is required to be disclosed by Law or any Regulatory Authority.

(b)           The “Geographic Region” means the regions set forth in Article IV, Section 4.1 of the Second Amendment and Restatement of the Quotaholders’ Agreement; by and among the Sellers, the Buyers, Potamotryngi Participações Ltda., an Affiliate of Adriana Leite (“PPL”) and Brienzer Participações Ltda., an Affiliate of Ferretti (“BPL”) (the “Amended Quotaholders’ Agreement”), as attached hereto as Exhibit A.
(c)           It is acknowledged that, upon adequate proof of Leite’s violation of any legally enforceable provision of this Section 7.2, the Company shall seek all legal rights and remedies to the fullest extent, available under Brazilian law. Nothing in this Section 7.2 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Leite of any of the provisions of this Section 7.2, which may be pursued or availed of by the Company.

(d)           Leite and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

(e)           Leite has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 7.2, and hereby acknowledges and agrees that the same are reasonable in time and otherwise, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Leite, would not operate as a bar to Leite’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Leite.

7.3           Leite’s Service As An Administrator of Record.  Leite hereby agrees to serve as an administrator of record of the Company with the title of director and actively participate in the management thereof on a full-time basis for a period of three years from the date hereof, upon payment of a compensation to be agreed by Leite and the Company, unless otherwise removed from such position in accordance with the law or the Company’s Articles of Association;

7.4           Penalty Upon Termination of Leite’s Service as Administrator of Record.  In the event that Leite leaves his position as an administrator of record prior to the three year anniversary of the Closing Date as a result of (a) voluntarily terminating his service, or (b) his dismissal by the Company “for cause”, Leite shall be required to pay to Stoneridge a penalty equal to ten million Reais (R$10.000.000,00).  For purposes of this provision, Leite’s death, permanent disability or serious injury shall not constitute a “voluntary” or “for cause” termination under this Section 7.4.  The amount payable hereunder shall be paid by Leite, in full by wire transfer of immediately available funds to an account designated by Stoneridge only if cause is indisputable or has been admitted or determined as cause for dismissal of Leite by the Company in a final non-appealable court decision.  For purposes hereof, the term “for cause” shall mean a reasonable determination by the holders of at least 70% of the Company’s outstanding equity that Leite’s actions or inactions occurring in the future involved: (1) intentional misappropriation of funds from the Company; (2) commission of an act or series of acts of dishonesty that are materially inimical to the best interest of the Company; (3) breach of any material term of this Agreement (except for any payment obligation that Leite or Adriana Leite may be required to pay under Section 11.2 hereto) if, after receiving written notice of such breach, Leite fails to cure it within sixty (60) days from the date of such notice; (4) fraud perpetrated by Sergio in the administration of the Company or in the preparation of the accounting of the Company; or (5) willful and repeated failure to perform the duties associated with Leite’s position, which failure has not been cured within the thirty (30) days after the Company gives notice thereof to Leite.

7.5           Ferretti Non-competition and Non-solicitation Covenants.

(a)           Ferretti agrees and acknowledges that for a period of two (2) years after the execution of this Agreement, he shall not, directly or indirectly, do or suffer any of the following:

(i)           Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity which is engaged in any business activity competitive (directly or indirectly) with PST Business in the Geographic Region; provided, however, that the ownership of not more than five (5%) percent of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant.

(ii)           Without the prior written consent of the Company, on his own behalf or on behalf of any person or entity, directly or indirectly, hire or solicit the employment of any employee who has been employed by the Company or its Affiliates at any time during the six months immediately preceding such date of hiring or solicitation;

(iii)           Use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information pertaining to the business of the Company or any Affiliate except when required to do so by any Regulatory Authority having jurisdiction over, or supervisory authority over the business of, the Company or its Affiliates, or by any Regulatory Authority with jurisdiction to order the Company or its Affiliates to divulge, disclose or make accessible such information; or

(iv)           Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, any Confidential Information relating to the Company’s operations, properties or otherwise to its particular business or other trade secrets of the Company, it being acknowledged by Ferretti that all such information regarding the business of the Company compiled or obtained by, or furnished to, Ferretti while Ferretti shall have been a statutory director of or associated with the Company is confidential information and the Company’s exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information (1) is clearly obtainable in the public domain, (2) becomes obtainable in the public domain, except by reason of the breach by Ferretti of the terms hereof, or (3) is required to be disclosed by Law of any Regulatory Authority.

(b)           It is acknowledged that, upon adequate proof of Ferretti’s violation of any legally enforceable provision of this Section 7.5, the Company shall be entitled to seek all legal rights and remedies to the fullest extent, available under Brazilian law. Nothing in this Section 7.5 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Ferretti of any of the provisions of this Section 7.5, which may be pursued or availed of by the Company.

(c)           Ferretti and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

(d)           Ferretti has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 7.5, and hereby acknowledges and agrees that the same are reasonable in time and otherwise, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Ferretti, would not operate as a bar to Ferretti’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Ferretti.

7.6           SUFRAMA Authorization. The Company, with the support of the Buyers and the Sellers shall timely request, pursuant to Resolution SUFRAMA 143/87, the necessary authorization for the transfer of the Purchased Shares sold hereby, for the free ownership of the Buyer.

7.7           Antitrust. Within the time period defined by law, the Company shall submit to the Administrative Council of Economic Defense - CADE, with support, where required, from the Sellers and the Buyers, the purchase of the Purchased Shares referred to in this Agreement, for purposes of obtaining its approval thereof.  In the event that such authorities do not give their clearance to the sale and purchase contemplated by this Agreement, the Company undertakes to negotiate in good faith, with the support of the Buyers and the Sellers, with the relevant authorities in order to obtain clearance and to take any measures required by the authorities in order that the said sale and purchase will not be revoked.

7.8           New York Stock Exchange.  Stoneridge shall promptly and diligently take any and all actions necessary or desireable in order to obtain the approval of the listing of the Acquired SRI Shares by the New York Stock Exchange referred to in Section 6.6, without regard to cost.

7.9           Fees and Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring the cost or expense.

7.10           Certain Other Agreements.  Each of the Sellers warrant and represent that there are no agreements relating to the subject matters and transactions contemplated in the Transaction Documents, other than those expressly referred in this Agreement, the Exhibits and Schedules hereto, and the other Transaction Documents.

7.11           Phase I.  Stoneridge shall promptly and diligently contract with an environmental consulting firm in Brazil to conduct Phase I environmental surveys of the Company’s facilities.  Stoneridge shall exclusively bear the fees and expenses of the consultant retained and shall share the consultant’s reports with the Company and the Sellers.

8.           Buyers’ Conditions to Closing.

The obligation of the Buyers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

8.1           Representations and Warranties.  The representations and warranties of the Sellers and Leite set forth in this Agreement, or any document or instrument delivered to the Buyers under this Agreement, shall be true and correct in all material respects as of the Closing Date as if such representations and warranties had been made at and as of the Closing Date, except that any such representation and warranty shall be true and correct in all respects where such representation and warranty is by its terms already qualified with respect to materiality or a material adverse effect.

8.2           Performance; Covenants.  The Sellers, Leite and the Company shall have performed and complied with all of the terms, covenants and conditions of the Transaction Documents required to be performed or complied with by the Sellers, the Company and Leite at or prior to the Closing.

8.3           Waiver of Purchase Rights.  The Sellers and each of the other Quotaholders of the Company shall have executed and delivered a written consent to the transfer and sale of the Purchased Shares to the Buyers pursuant to this Agreement and shall have waived the right of preference to purchase the Purchased Shares in Section 2.3 of the Amended Quotaholders’ Agreement.

8.4           Closing Deliveries.  At the Closing, the Sellers shall have delivered or caused to be delivered the following documents to the Buyers:

(a)           The Sellers shall have signed the Company’s Book of Transfer of Shares effecting the transfer the Purchased Shares to the Buyers;

(b)           The Minutes of the General Extraordinary Shareholders’ Meeting of the Company effecting the conversion of the Company from a joint stock company into a limited liability business company, duly executed by the Sellers (the “Company Minutes”);

(c)           The Amended Quotaholders’ Agreement; duly executed by the Sellers, PPL and BPL;

(d)           Adriana Leite and Ferretti, on behalf of PPL and BPL, shall have duly executed and delivered the Company Minutes;

(e)           Such other documents as may be reasonably necessary to consummate the transactions contemplated by this Agreement, as reasonably requested by the Buyers or their counsels, and agreed upon by the Sellers and the Buyers;

(f)           Authorization by SUFRAMA pursuant to Section 7.6; and

(g)           A duly executed counterpart of the Investors’ Rights Agreement in the form attached hereto as Exhibit B (the “Investors’ Rights Agreement”).

8.5           Qualifications.  The Sellers shall have obtained all Permits necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  Sellers shall have provided all necessary notices, and all waiting periods required by Law shall have expired, necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

8.6           No Injunctions, etc..  No Action or legislation shall have been instituted, threatened or proposed before any court, Regulatory Authority or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the Acquisition, or which is related to or arises out of the business or operations of the Company, if such Action or legislation, in the reasonable judgment of the Buyers or their counsels, would make it inadvisable to consummate purchase of the Purchased Shares the transactions contemplated by this Agreement.

8.7           No Material Adverse Effect.  There shall not have occurred any event, circumstance, change, occurrence, state of facts, condition, development or effect that, individually or in the aggregate, is or has had, would reasonably be expected to have: (i) a material adverse effect on the business, condition (financial or otherwise), prospects, properties or results of operations of the Company (“Material Adverse Effect”) or (ii) a material impairment or delay on the ability of either Sellers or Leite to perform or consummate the transactions contemplated by this Agreement or the other Transaction Documents to be executed and delivered by the Sellers.

8.8           Right of First Refusal.  No right of first refusal or similar rights directly or indirectly affecting the Purchased Shares shall apply to or be triggered by the execution of this Agreement or the consummation of the Acquisition.

8.9           Phase I.  The Buyers shall have received a Phase I environmental report on the Company’s facilities and such report shall not contain any information about an environmental condition that could in the Sellers’ reasonable judgment cause the Company, individually or in the aggregate with all other conditions resulted in, or would reasonably be expected to have or result in, a Company Material Adverse Effect.

9.           Sellers’ Conditions to Closing.

The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

9.1           Representations and Warranties.  The representations and warranties of the Buyers set forth in this Agreement, or any document or instrument delivered by the Buyers to the Sellers under this Agreement, shall be true and correct in all material respects as of the Closing Date as if such representations and warranties had been made at and as of the Closing Date, except that any such representation and warranty shall be true and correct in all respects where such representation and warranty is by its terms already qualified with respect to materiality or a material adverse effect.

9.2           Performance; Covenants.  The Buyers shall have performed and complied with all of the terms, covenants and conditions of the Transaction Documents required to be performed or complied with by the Buyers at or prior to Closing.

9.3           Closing Deliveries.  At the Closing, Buyers shall have delivered the following documents to the Sellers:

(a)           A duly executed counterpart to the Company Minutes;

(b)           A duly executed counterpart to the Articles of Association;

(c)           A duly executed counterpart to the Amended Quotaholders Agreement;

(e)           The Total Consideration, in the form required by Section 2.1 and Section 3.3(a);

(f)           A duly executed counterpart of the Investors’ Rights Agreement;

(g)           A certificate of good standing of Stoneridge;

(h)           Evidence of the approval by the New York Stock Exchange of the additional listing application with respect to the SRI Acquired Shares; and

(i)           Such other documents as may be reasonably necessary to consummate the transactions contemplated by this Agreement, as reasonably requested by the Sellers or their counsel, and agreed upon by the Sellers and the Buyers.

This Agreement, the Company Minutes, the Amended Quotaholders Agreement, the Company Articles of Association, and the Investors’ Rights Agreement are, collectively, the “Transaction Documents”.

9.4           No Injunctions, etc.  No Action or legislation shall have been instituted, threatened or proposed before any court, Regulatory Authority or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the Acquisition, or which is related to or arises out of the business or operations of the Company, if such Action or legislation, in the reasonable judgment of the Sellers or their counsels, would make it inadvisable to consummate purchase of the Purchased Shares the transactions contemplated by this Agreement.

9.5           No Material Adverse Effect.  There shall not have occurred any event, circumstance, change, occurrence, state of facts, condition, development or effect that, individually or in the aggregate, is or has had, would reasonably be expected to have: (i) a material adverse effect on the business, condition (financial or otherwise), prospects, properties or results of operations of Stoneridge or (ii) a material impairment or delay on the ability of either of the Buyers to perform or consummate the transactions contemplated by this Agreement or the other Transaction Documents to be executed and delivered by the Buyers.

10.           Amendment; Waiver and Termination

10.1           Amendment.  This Agreement may not be amended, except by an instrument in writing signed on behalf of the Buyers and each Seller.

10.2           Waiver.  No delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of a party of any right hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any partial exercise of any right, power or privilege hereunder preclude any other further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.3           Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Closing, by mutual written consent of parties.

10.4           Termination by Sellers or the Buyers.  This Agreement may be terminated at any time prior to Closing by the Sellers or the Buyers upon written notice to the other if at least one Closing has not been consummated by December 30, 2011, or such later date, if any, as the Sellers and the Buyers agree upon in writing (as such date may be extended, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.4 is not available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated by such time.

10.5           Termination by the Sellers.  This Agreement may be terminated at any time prior to the Closing by written notice of the Sellers if the Buyers have breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by the Buyers such that at least one Closing has not occurred by the Outside Date.

10.6           Termination by the Buyers.  This Agreement may be terminated at any time prior to the Closing by written notice of the Buyers if the Sellers have breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by the Sellers such that at least one Closing has not occurred by the Outside Date.

10.7.           Effect of Termination.

(a)           In the event of termination of this Agreement by either the Sellers or the Buyers as provided in Section 10.3 and Section 10.4, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of any party hereto.

(b)           Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees or expenses, whether or not the Closing occurs.

(c)           Event of Termination.  If this Agreement is terminated pursuant to Section 10.5, then the Buyers shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay the Sellers (pro rata in accordance with the 2/3 – 1/3 breakdown of Section 2.1) a non-refundable fee equal to $US 2,000,000 (the “Buyers Termination Fee”); provided, however, that no termination fee shall be paid to Leite.  If this Agreement is terminated pursuant to Section 10.6, then the Sellers shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay shall the Buyers (pro rata in accordance with the 2/3 – 1/3 breakdown of Section 2.1) a non-refundable fee equal to $US 2,000,000 (the “Sellers Termination Fee”) (Leite and Adriana Leite shall be jointly and severally liable for Adriana’s 2/3 of the Sellers Termination Fee). The Parties agree that the Sellers Termination Fee shall not apply (i) in the event Sellers’ failure to enable Closing from taking place results from the lack of the Permits indicated on Section 8.5 despite Sellers’s commercially reasonable efforts in obtaining such Permits; and (ii) the Company’s failure to comply with its covenants under Section 7 of this Agreement.

(d)           Exclusivity.  The fee payable by the applicable party pursuant to Section 10.7(c) constitutes the other parties’ exclusive remedy for or in connection with any event or circumstance with respect to which such fee is so paid.  Each party confirms that each event or circumstance giving rise to the other parties’ right to a fee under Section 10.7(c), as applicable, would cause significant damage to those parties that would be inherently difficult to quantify and prove, and that the fees provided for hereunder are intended to provide fair compensation in response to that damage, are not intended to be punitive, and are reasonable in amount in relation to the circumstances under which they would become payable.  In furtherance of the foregoing, and notwithstanding anything in this Agreement to the contrary, (i) neither party nor its affiliates shall be entitled under any circumstances to the remedy of specific performance by any other party in those circumstances where a Buyers Termination Fee or a Sellers Termination Fee, as applicable, has been paid, and (ii) in no event, whether or not this Agreement shall have been terminated, shall the parties or their affiliates be entitled to equitable relief or damages (inclusive of the payment of the Buyers Termination Fee or Sellers Termination Fee, as and, if applicable) in excess of the amount of the Buyers Termination Fee or the Sellers Termination Fee, as applicable, for all losses and damages arising from or in connection with this Agreement or any other agreements or transactions contemplated hereby.

(e)           Failure to Pay Fees and Expenses.  Each party acknowledges that the agreements contained in this Section 10.7 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement.  Accordingly, if either party fails to pay promptly the amounts due as provided for in Section 10.7, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party, such party shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Buyers Termination Fee or the Sellers Termination Fee, as applicable.  Further, the performance of any of the obligations in this Section 10 related to the payment of a termination fee may be required through specific performance by the creditor of the obligation as set forth in articles 461, 486 and 632 through 645 of the Brazilian Civil Procedure Code.

11.           Survival of Representations and Warranties; Indemnification.

11.1           Survival of Representations and Warranties.  The representations and warranties contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive until the second anniversary of the Closing, provided, however, that the representations and warranties contained in (a) Section 4.1 (Authority), Section 4.2 (No Conflicts), Section 4.3 (Capitalization and Subsidiaries) and Section 4.20 (Brokers, Finders and Investment Bankers) shall survive the Closing, without limitation, (b) Section 4.10 (Employment and Labor Matters), Section 4.11 (Employee Benefit Matters) and Section 4.12 (Taxes), shall survive until the expiration of the applicable statute of limitations with respect to such matters specified therein, and (c) Section 4.13 (Environmental Matters), shall survive for a period of five (5) years following the Closing.  Section 4.1 (Authority) and Section 4.3 (Capitalization and Subsidiaries) are, collectively, the “Excluded Representations.”   Any investigation by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation or warranty.

11.2           Indemnification.

(a)           Subject to the limitations set forth in this Section 11.2, each of the Sellers shall, severally and not jointly, based on each of the Sellers’ pro rata portion of the Purchased Shares, in accordance with the percentages set forth in Schedule 11.2 indemnify the Buyers for any and all damages, losses (minus all related loss benefits) or expenses which effectively may occur as a consequence of (i) any misdisclosure, inaccuracy, untruthfulness, violation or breach of any representation and warranties given in this Agreement or in any other Transaction Document, and (ii) any breach of any covenant or agreement contained in this Agreement. For the purposes of this Section 11, (a) any internal cost and expenses, loss of future revenue or income, loss of business opportunity, interruption of activities, or moral damages will not be considered as an indemnifiable loss and (b) a loss benefit with respect to a loss, means (x) any insurance proceeds actually paid to the Buyers or the Company with respect to such loss, or, (y) any insurance proceeds actually paid to the Buyers or the Company with respect to such loss minus the respective premium, plus (z) any indemnity, contribution, refund or other similar payment actually made to the Buyers by a third party with respect to the respective loss.

(b)           The Buyers shall indemnify the Sellers for any and all damages, losses or expenses which effectively may occur as a consequence of: (i) any misdisclosure, inaccuracy, untruthfulness, violation or breach of any representation and warranties given in this Agreement and in any other Transaction Document and (ii) any breach of any covenant or agreement contained in this Agreement.

(c)           After Closing, the obligation to indemnify set forth in this Section 11.2 shall be the indemnified party’s sole remedy to seek any indemnification for any losses in connection with or resulting from or arising out of any breach of or any inaccuracy in any representation and/or warranty and/or covenant of the indemnifying party made under this Agreement.

(d)  The Sellers and Leite shall not (i) be liable for the payment of any indemnification until the aggregate amount which may be recovered by the Buyers for any claims hereunder is equal to or greater than R$350,000.00 (three-hundred fifty thousand Reais) (the “Basket”), nor (ii) have any indemnification payment obligation for claims under this Section 11.2 in excess of 20% of each Seller’s portion of the Total Consideration (the cap for Leite and Adriana Leite shall be $5,712,582 USD (five million, seven hundred twelve thousand, five hundred eighty two US Dollars) USD while the cap for Ferretti shall be $2,856,291 USD (two million, eight hundred fifty six thousand, two hundred ninety one US Dollars)  (the “Buyer`s Cap”), provided, however, that neither the Basket nor the Buyer`s Cap shall apply to the Excluded Representations or (ii) the representations in Section 4.12 solely relating to the Taxes described on Schedule 11.2(d) (it being agreed between the parties that Adriana Leite and Ferretti severally (one-third in the case of Ferretti and two-thirds in the case of Adriana Leite) shall indemnify Stoneridge in an amount equal to the percentages set forth in Schedule 11.2 in connection with the ultimate determination of liability with respect to the Taxes described on Schedule 11. 2(d)).  The Buyers shall not (i) be liable for the payment of any indemnification until the aggregate amount which may be recovered by the Sellers for any claims hereunder is equal to or greater than R$350,000.00 (three-hundred fifty thousand Reais) (the “Seller Basket”), nor (ii) have any indemnification payment obligation for claims under this Section 11.2 in excess of 20% of each Seller’s portion of the Total Consideration corresponding to $8,568,873 USD (eight million, five hundred sixty eight thousand, eight hundred seventy three US Dollars) USD (the “Seller Cap”).

(e)           In the event that any action, suit, proceeding, demand, assessment or other notice of claim (“Claim”) is at any time instituted against or made upon any indemnified party for which indemnification may be due pursuant to this Section 11.2, such indemnified party shall notify the indemnifying party of the assertion of any Claim, which indemnity may be sought under this Agreement. The indemnifying party shall have the right, at its election, to take over the defense of such claim by giving written notice to the indemnified party at least 5 (five) Business Days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the indemnifying party makes such election, they may conduct the defense of such claim through counsel reasonably acceptable to the indemnified party, and shall be bound by the results of its defense or settlement of the claim. The indemnifying party shall not settle any such claim without prior notice to and consultation with the indemnified party. The indemnifying party shall not be obligated to indemnify the indemnified party in connection with any settlement unless the indemnifying party shall have consented thereto. The expenses of the defense shall be borne by the Company.

(f)  The Parties agree to cooperate in defending such claims and the Sellers, the Company and the indemnified party shall provide any information necessary to the other party and such access to its books, records and properties as any Seller or indemnified party shall reasonably request with respect to any matter for which indemnification is sought thereunder; and the parties hereto agree to cooperate with each other in order to ensure the adequate defense thereof. Any information obtained under these provisions shall be deemed confidential and its use in relation to any third party or any claim shall be used upon and in accordance with a prior written agreement between the indemnified party and the Seller.

(g)           With regard to third party claims for which indemnification is payable hereunder such indemnification (and not expenses and similar costs, which become due as and when incurred) shall become due by the Seller upon the earlier to occur of: (i) the entry of a judgment against the indemnified party and the expiration of any applicable appeal period; (ii) the entry of an unappealable judgment or final appellate decision against the indemnified party; or (iii) a settlement of the claim in accordance with the preceding paragraphs.  With regard to other claims for which indemnification is payable hereunder, such indemnification shall be due promptly by the indemnifying party upon demand by the indemnified party.

(h)           For purposes of this Section 11.2 (a) and (d), Leite and Adriana Leite shall be deemed as a single Seller without duplication and shall be jointly and severally liable between them with respect to the indemnification obligation provided herein and based on Adriana Leite’s pro rata portion of the Purchased Shares.

12.           Miscellaneous.

12.1           Irrevocability.  This Agreement is irrevocable, obligating not only the parties to this Agreement, but also their heirs, successors and assigns.

12.2           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.3           Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered in: sent by certified mail (return receipt requested) or sent by facsimile (confirmation of receipt requested) to the respective parties as follows:

If to the Buyer:

Alphabet do Brasil Ltda.
Estrada da Telebrás-Unicamp Km 0,9, w/n, suite 1,
Cidade Universitária, CEP 13081-970,
Campinas, State of São Paulo,
Attention: Coaraci Nogueira do Vale, Administrator

with a copy to:

Stoneridge, Inc.
9400 East Market Street
Warren, Ohio 44484
Attention: Mr. George E. Strickler, Executive Vice President
and Chief Financial Officer

 with a copy to:

França Ribeiro Advocacia
Avenida Paulista, 810 – 3º andar
São Paulo, SP - Brazil
Attention: Coaraci Nogueira do Vale

and with a copy to:

Tucker Ellis & West LLP
925 Euclid Avenue
1150 Huntington Building
Cleveland, Ohio 44115-1414
Attention: Robert M. Loesch

If to Sellers, to:

Adriana Campos de Cerqueira Leite (Seller)
Alameda Bauinias, N. 350,
Condominio Chacaras Alto de Nova Campinas
Campinas, State of São Paulo CEP 13085048
Brasil

with a copy to:

Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Al. Joaquim Eugenio de Lima, 447
São Paulo, SP – Brasil
Attention: Renato Tastardi Portella

with a copy to:

Marcos Ferretti (Seller)
Rua José Alexandrino Palazzo, 481
Campinas, State of São Paulo 13085-048
Brasil

with a copy to:

Veirano Advogados
Av. das Nações Unidas, 12.995 - 18º andar
São Paulo, SP – Brasil 04578-000
Attention: Sergio Bronstein

If to PST Eletrônica da Amazônia Ltda., to:

PST Eletrônica da Amazônia Ltda.,
Avenida Açaí, 2045, Lote 2.2
Manaus, State of Amazonas 69075-020
Attention: Sergio de Cerqueira Leite

If to Stoneridge, Inc., to:

Stoneridge, Inc.
9400 East Market Street
Warren, Ohio 44484
Attention: Mr. George E. Strickler, Executive Vice President and Chief Financial Officer

with a copy to:

Tucker Ellis & West LLP
925 Euclid Avenue
1150 Huntington Building
Cleveland, Ohio 44115-1414
Attention: Robert M. Loesch

If to Sergio de Cerqueira Leite
Alameda Bauinias, N. 350,
Condominio Chacaras Alto de Nova Campinas
Campinas, State of São Paulo CEP 13085048
Brasil

with a copy to:

Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Al. Joaquim Eugenio de Lima, 447
São Paulo, SP – Brasil
Attention: Renato Tastardi Portella

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt of notice of the change).  Notices will be deemed to have been given hereunder when delivered personally, 15 business days after deposit in the mail, or when confirmation of receipt is received; provided.

12.4           Governing Law; Dispute Resolution.  This Agreement shall be governed by the laws of Brazil.  The Courts sitting in the City of São Paulo, State of São Paulo, shall have exclusive jurisdiction over any questions regarding the construction and interpretation or any controversy or claim arising out of or relating to this Agreement, or the breach thereof or relationship created thereby.

12.5           Headings.  The headings in this Agreement are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

12.6           Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and each Permitted Nominee of such party that executes any Transaction Document, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this Agreement.

12.7           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

12.8           Press Releases.  The Buyers and the Sellers shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law and the rules of the New York Stock Exchange.

12.9           Entire Agreement.  This Agreement together with the Exhibits attached hereto, constitutes the entire agreement among the parties with respect to its subject matter and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to that subject matter.

[REMAINDER OF PAGE BLANK – SIGNATURE PAGE FOLLOWS]

And, being in agreement, the parties execute this instrument in 6 (six) counterparts of one sole content and effect, in the presence of the undersigned witnesses.

AGREEMENT FOR THE PURCHASE AND SALE OF SHARES OF PST ELETRÔNICA S.A.

Campinas, November 22, 2011

SELLERS

/s/ Adriana Campos de Cerqueira Leite
ADRIANA CAMPOS DE CERQUEIRA LEITE

/s/ Marcos Ferretti
MARCOS FERRETTI

BUYERS

ALPHABET DO BRASIL LTDA.

By: /s/ Coaraci Nogueira do Vale
Name:  Coarací Nogueira do Vale
Administrator

STONERIDGE, INC.

By: /s/ Coaraci Nogueira do Vale
Name: Coaraci Nogueira do Vale
Attorney in fact

PST ELETRÔNICA S.A.,

By: /s/ Sergio de Cerqueira Leite
Name: Sergio de Cerqueira Leite
Administrator

/s/ Sergio de Cerqueira Leite
SERGIO DE CERQUEIRA LEITE

Witnesses:

___________________________

___________________________